PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-96069



                   [INTERNET INFRASTRUCTURE HOLDRS (SM) LOGO]




                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 3, 2003, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

     The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

  Akamai Technologies Inc.                                  AKAM               3          NASDAQ
  BEA Systems, Inc.                                         BEAS              10          NASDAQ
  BroadVision, Inc.                                         BVSN               1          NASDAQ
  E.piphany, Inc.                                           EPNY             1.5          NASDAQ
  InfoSpace, Inc.                                           INSP             0.8          NASDAQ
  InterNAP Network Services Corporation                      IIP               5           AMEX
  Kana Software, Inc.                                       KANA             0.2          NASDAQ
  NaviSite, Inc.                                            NAVI           .1333          NASDAQ
  Openwave Systems Inc.                                     OPWV        1.073667          NASDAQ
  Portal Software, Inc.                                     PRSF             1.2          NASDAQ
  RealNetworks, Inc.                                        RNWK               6          NASDAQ
  VeriSign, Inc.                                            VRSN            6.15          NASDAQ
  Vignette Corporation                                      VIGN               6          NASDAQ
  Vitria Technology, Inc.                                   VITR               1          NASDAQ


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions

            The date of this prospectus supplement is March 31, 2004.